Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer (919) 862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications (919) 862-1000

SALIX PHARMACEUTICALS PREVIEWS DATA SLATED FOR

PRESENTATION AT 61ST ANNUAL MEETING OF THE AMERICAN

ASSOCIATION FOR THE STUDY OF LIVER DISEASES

BOSTON, OCT. 30, 2010 – Salix Pharmaceuticals, Inc. (NASDAQ:SLXP) today announced that the 61st Annual Meeting of the American Association for the Study of Liver Diseases (AASLD 2010) will be an important venue for ongoing discussion of hepatic encephalopathy, or HE. Numerous posters and oral presentations provide insight regarding HE’s burden on patients, caregivers and the healthcare system; the earlier identification and diagnosis of HE; the growing recognition of the importance of aggressive management of HE; and the use of XIFAXAN® (rifaximin) 550 mg for the reduction in risk of overt HE recurrence.

“In the last decade, HE-related hospitalizations have more than doubled. Today, an estimated one third to one half of all hospitalizations in cirrhotic patients are partially or wholly attributable to hepatic encephalopathy,” stated Bill Forbes, Executive Vice President, Research and Development and Chief Development Officer, Salix, “Hepatic encephalopathy signifies a poor prognosis with one-year and three-year mortality rates of 58 percent and 77 percent, respectively, after presentation of the first episode of acute HE. The introduction of XIFAXAN 550 mg, the first new therapy approved for HE in 30 years, is providing physicians a much-needed therapy to manage their patients and to help patients break the cycle of relapse. Additionally, the availability of this tolerable and efficacious treatment for overt HE has re-energized the HE research community and challenged physicians to more aggressively approach HE therapy with the intention of improving treatment success and long-term outcomes.”

Rifaximin-Related Presentations at AASLD

Oral Presentation #24: Leise et al. “Impact of Rifaximin Treatment on Survival in Patients with End-stage Liver Disease.” Sunday, Oct. 31, 2010, 1:00 - 2:30 p.m., Hynes, Room 312

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This analysis compared the long term effect of rifaximin by comparing survival in HE patients receiving rifaximin (long-term open label trial) versus patients awaiting liver transplantation (Organ Procurement and Transplant network).

Oral Presentation #19: Vlachogiannakos et al. “Long-term Administration of Rifaximin Improves the Prognosis of Patients with Alcohol-related Decompensated Cirrhosis: A Case-control study.” Sunday, Oct. 31, 2010, 1:00 - 2:30 pm, Hynes, Room 312

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This study evaluated the effect of intestinal decontamination with rifaximin (1200 mg for 4 weeks) on the long-term prognosis of 23 patients with alcohol-related decompensated cirrhosis and ascites. Five-year cumulative probability of survival data were obtained.

Oral Presentation #22: Bajaj et al. “Rifaximin Improves Driving Simulator Performance in Minimal Hepatic Encephalopathy: A Double-blind, Placebo-controlled, Prospective Randomized Trial.” Sunday, Oct. 31, 2010, 1:00 - 2:30 p.m., Hynes, Room 312

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A total of 42 MHE patients, diagnosed using a battery of five tests of cognitive function (CB) and without overt HE, participated in the eight-week trial. Patients initially underwent a baseline evaluation of driving and navigation simulation (outcomes were speeding tickets, collisions and illegal turns), Quality of Life with Sickness Impact Profile (SIP, which includes physical/psycho-social scores), ammonia and model for end-stage liver disease (MELD) score, in addition to the CB. Patients were randomized to receive XIFAXAN 550 mg or placebo twice-daily (BID) (n=21 in each group). All evaluations were repeated at the eight-week visit. The primary outcomes were proportion improved in speeding, illegal turns and collisions; secondary outcomes were proportion improved in mean CB Zscores and SIP scores. In addition to being presented at AASLD, this study was recently published in Gastroenterology.

Poster #1192: Krag et. al. “Systematic Review and Meta-analyses of Randomised Trials on Ammonia lowering Regimens for Hepatic Encephalopathy.” Monday, Nov. 1, 2010, 8:00 a.m. - 5:30 p.m., Hynes, Exhibit Hall C.

•	These meta-analyses of 21 randomized trials evaluated the effects of ammonia lowering interventions in the management of hepatic encephalopathy.

About Hepatic Encephalopathy

Hepatic encephalopathy (HE) is a disorder caused by chronic liver failure resulting in cognitive, psychiatric and motor impairments. The condition encompasses a wide spectrum of often reversible neuropsychiatric abnormalities caused by the inability of the liver to remove toxic products in the gut from most notably ammonia-producing bacteria. When toxins reach the central nervous system, this condition can result in symptoms ranging in severity from mild cerebral function deficits to coma. The disorder is characterized by disruption in sleep patterns, changes in personality and intellectual capacity, high blood ammonia levels, altered neuromuscular activity and electroencephalogram (EEG) abnormalities.

About XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores greater than 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in greater than eight percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (nine percent), pruritus (nine percent) and abdominal pain (nine percent).

About XIFAXAN® (rifaximin) 200 mg tablets

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both Gram-positive and Gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the U.S. under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well-tolerated. The most common side effects (versus placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin has been used in Italy for 24 years and is approved in 33 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, NC, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix also markets MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV ODT, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information, or contact the Company at 919-862-1000.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Information on our Website is not incorporated into our SEC filings.

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.